EXHIBIT 10.46

AMSOUTH BANCORPORATION

MANAGEMENT INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSES

1.1	By this document AmSouth Bancorporation (further referenced as “AmSouth” or the “Corporation”) restates, effective for Plan Years beginning on or after January 1, 2004, the AmSouth Bancorporation Management Incentive Plan (the “Plan”).

1.2	The purposes of the Plan are:

A.	To optimize AmSouth’s profitability and growth consistent with its goals and objectives;

B.	To optimize retention of a highly competent senior and middle management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is fully competitive with other Peer Banks;

C.	To pay incentive awards within the Plan that correlate well with the relative contributions made by Participants;

D.	To encourage accountability on the part of Participants by connecting the major portion of the incentives paid to the performance of the organizational units for which the Participants are responsible; and,

E.	To encourage teamwork and involvement on the part of Participants by connecting a portion of the incentives paid to the performance of the larger unit of which they are a part, or for which they provide support.

ARTICLE II

CERTAIN DEFINITIONS

2.10	“Award” means the cash payment determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid, or the payment of which may be deferred, as provided in this Plan. However, the Chief Executive Officer may determine that the Awards to be paid hereunder be reduced and an amount comparable to the reduction be paid to the Participant under another AmSouth compensation plan. Such payments shall be subject to the terms of the plan under which they are paid and they shall not be deemed to be paid hereunder.

2.11	“Award Date” means that date, as soon as practicable after the applicable performance evaluations are completed, on which awards are paid, or deferred as the case may be.

2.12	“Base Compensation” means the base salary earned by a Participant during a Plan Year.

2.13	“Beneficiary” means the beneficiary named by a Participant in writing filed with the Human Resources Administration Department of the Corporate Human Resources Division. If a Participant does not wish to name a Beneficiary, the Beneficiary under this Plan will be the same as his or her Beneficiary under the AmSouth Bancorporation Thrift Plan, or any successor thereto, in effect on the date of the Participant’s death.

2.14	“Chief Executive Officer” means the Chief Executive Officer of AmSouth. The Chief Executive Officer administers and interprets the Plan; any decision made by the Chief Executive Officer is final and binding on the Participant and the Participant’s Beneficiary.

2.15	“Committee” means the Human Resources Committee of the Board of Directors of AmSouth Bancorporation, or any successor thereto performing similar functions.

2.16	“An “Officer/Director” is an officer who holds a position as one of the most senior officers of AmSouth, is a member of the Corporate Management Committee, and is also a member of the AmSouth Bancorporation Board of Directors.

2.17	A “Participant” is an AmSouth officer who is at the senior or middle management level, who is recommended by a Group, Division or State Head and approved by the Chief Executive Officer to participate with respect to a specifically designated Plan Year.

2.18	“Peer Banks” are bank holding companies comparable to AmSouth, the asset sizes of which range from one half to two times the asset size of AmSouth.

2.19	“Plan Year” means a calendar year.

2.20	A “Senior Executive” is an officer who manages a major group, division or area and is a member of the Corporate Management Committee, but who is not an Officer/Director.

ARTICLE III

PARTICIPATION

3.1	A Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the Chief Executive Officer and is still working for AmSouth on the Award Date for the Plan Year. However, retirement, death, disability or an approved leave of absence will not disqualify a Participant; rather, a prorated payment will be approved by the Chief Executive Officer based on the time worked during the Plan Year, and made to the Participant or to his or her Beneficiary, as the case may be. If a Participant leaves AmSouth’s employ for any other reason, the Chief Executive Officer has the discretion to approve an Award to him or her of a prorated payment based on the time worked during the Plan Year.

3.2	Participation can be approved by the Chief Executive Officer during a Plan Year for a new hire or someone transferring into a position qualifying for participation, as long as the potential Participant is in the position on or before October 1 of the Plan Year. In these cases, the new Participant would receive a prorated payment based on the portion of the Plan Year during which he or she participated.

ARTICLE IV

DETERMINATION OF AWARDS

4.1	As a starting point, the most appropriate units of the business for goal establishment and performance measurement under this Plan will be determined for each Participant. The business units will essentially be the entire Corporation or all or some segment of a line delivery unit, a staff support unit, or a line of business. Each participant will have a “sub-unit” (smaller unit that he or she directly manages and has accountability for) and a “total unit” (larger unit that he or she is most directly related to in carrying out his or her responsibilities). Performance will be determined by the results of the specific unit managed, (“sub-unit”) and the results of the larger unit (“total unit”) of which the manager’s unit is a part, or which the manager’s unit supports (total Corporation, specific line of business, specific geography, etc.). Each of these units will be assigned a percentage weighting with the two weightings totaling 100%. The appropriate business units for each participant will be weighted with a major emphasis on accountability, but also with an appropriate degree of emphasis on teamwork or support. Annual goals and performance criteria will be established, and results will be assessed to determine a performance rating.

4.2	The importance of sound goal setting is critical to the success of this Plan. The goal setting process will be directly connected to the annual business plan and resulting budget, and will begin at the top of the Corporation. The goals of the Corporation will be the goals of the Officer/Directors under the Executive Incentive Plan (EIP). Goals will then be set for the other participants in the EIP (Senior Executives) such that their collective goals will specifically reflect the corporate goals. The EIP participant goals will then be interpreted further down in the organization to all levels of Plan Participants with the general intent that the goals for all of the various levels support or add up to the goals set for each EIP Senior Executive participant, and thus, for the Corporation. Goal setting for the line delivery managers will be largely consistent, objective, and numerically or financially oriented. Goal setting for staff support positions will be as objective as possible, but also will involve the inclusion of various goals which are inherently more subjective in nature. In these cases, measurement will be based on sound judgment supported by as much observation and input as possible. Once determined, goals will be documented on a “Management Incentive Plan Goal Setting and Evaluation Form”.

4.3	Managers of sub-units will be evaluated based on results achieved relative to goals, and one of the following five general achievement levels will apply for each goal resulting in a performance rating from 0.0 to 2.0.

Performance Categories	Performance Description	Performance Rating Range

Outstanding	Significantly Exceeded Goals	1.6 – 2.0

More Than Expected	Exceeded Goals	1.2 – 1.5

Expected	Met Goals	0.9 – 1.1

Needs Improvement	Fell Short of Goals	0.6 – 0.8

Unacceptable	Significantly Fell Short of Goals	0.0 – 0.5

Sound judgment will be utilized to determine a performance category and a performance rating within the corresponding range based on actual results versus goal. Overall monitoring will be performed on a centralized basis by the Human Resources Administration Department of the Corporate Human Resources Division to ensure as much consistency in this area as possible. Performance under the Plan will be rated at mid-year and at year-end utilizing a “Management Incentive Plan Goal Setting and Evaluation Form”.

4.4	In a similar fashion to the approach utilized for evaluating managers of sub-units, total units (the larger units that sub-units are a part of or that sub-units support) will be evaluated at mid-year and at year end by the Chief Executive Officer with input from the appropriate Senior Executive. Also, the Corporation, as one of the total units, will be evaluated by the Committee. The total unit evaluations ranging from 0.0 up to 2.0 will be weighted as appropriate and combined with the weighted sub-unit rating to calculate the total overall rating.

4.5	A “Base Bonus Opportunity” (BBO) will be set for each Participant as a percent of Base Compensation by referencing market data on an annual basis. The BBO will represent the percentage payout associated with the basic achievement of established goals represented by the overall rating (total unit and sub-unit). If the sub-unit’s total performance rating is less than 0.6, the Participant will not receive a payout under the Plan (regardless of what the total unit’s performance rating is). Assuming that the sub-unit’s total performance rating is 0.6 or higher, an overall performance rating (sub-unit plus total unit) ranging from 0.0 – 2.0 will determine the tentative payout percentage for a Participant. A rating of 1.0 will basically indicate that goals have been achieved and that 100% of the BBO will be the tentative payout percentage for a Participant. Overall performance ratings above or below 1.0 can cause the tentative payout percentage to be as high as 200% of the BBO or as low as 0% of the BBO. The actual calculation of the tentative payout percentage is performed by multiplying the BBO by the overall performance rating.

4.6	A “special adjustment factor” will be allowed on a limited basis to adjust the tentative payout percentage up or down by as much as 33% of the BBO in the case of extraordinary circumstances. Such circumstances could include, but would not be limited to: (i) positive or negative differences in the performance environment not contemplated when business unit goals were set; and (ii) exemplary individual actions. The special adjustment factor, if applicable, would be a percentage added to or subtracted from the tentative payout percentage as calculated under Section 4.5 to determine the actual payout percentage.

4.7	The Base Compensation for the Plan Year will be multiplied by the actual payout percentage to determine the actual cash incentive award earned. The Chief Executive Officer may determine that the Awards to be paid hereunder be reduced and an amount comparable to the reduction be paid to the Participant under another AmSouth compensation plan. The Chief Executive Officer retains the discretion to direct that no incentive payment be made to a Participant where documented significant performance problems are determined to exist regardless what the results of the calculation might otherwise be.

ARTICLE V

DISTRIBUTION OF AWARDS

Subject to Section 2.10, unless a Participant has elected to defer receipt of his or her Award under Article VI, the Award will be paid in the form of a cash bonus. If the Chief Executive Officer determines that the Award be reduced and that a comparable amount shall be paid under another AmSouth compensation plan, the Participant shall be notified in writing of such determination, and the details of such payment. Awards under another compensation plan shall be subject to the terms of such plan and shall not be deemed to be paid hereunder.

If a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a single cash sum whether or not the Participant has made an election to defer any part or all of the Award as provided for in Article VI. All Awards will be paid on an annual basis within 90 days of the end of the Plan Year, and will be net of any required federal, FICA, state or local tax withholdings.

ARTICLE VI

ELECTIONS

6.1	Each Participant whose Base Compensation at the time of the election is $75,000 or greater may elect to defer his or her cash Award, if any, for the upcoming year, pursuant to the terms of the AmSouth Bancorporation Deferred Compensation Plan.

ARTICLE VII

MISCELLANEOUS

7.1	AmSouth will not under any circumstances make any payment under this Plan or under the Management Incentive Award Deferral Agreement to any assignee or creditor of a Participant or of his or her Beneficiary. Before a Participant actually receives a payment under this Plan, neither he or she nor a designated Beneficiary has any right, even in anticipation of receiving a payment, to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan or under the Management Incentive Award Deferral Agreement. Furthermore, a Participant’s rights cannot be assigned or transferred even by operation of law.

7.2	This Plan gives the Participant no right to be retained in AmSouth’s employment.

7.3	The Chief Executive Officer can end or change this Plan at any time. However, the Chief Executive Officer cannot take away any Award which a Participant has already been paid or which a Participant has deferred, or any Award a Participant might receive for the Plan Year in which the Chief Executive Officer acts.

7.4	This Plan is to be governed and interpreted as provided in the laws of the State of Alabama.

7.5	Neither an executive nor any officer or employee of AmSouth Bancorporation or any of its subsidiaries has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a Participant for the Plan Year in question and (ii) his or her Award has been made.

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